UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

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WW INTERNATIONAL, INC.

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WW INTERNATIONAL, INC.

18 West 18th Street, 7th Floor

New York, New York 10011

June 4, 2026

Dear Fellow Shareholders:

On behalf of the Board of Directors (the “Board”) of WW International, Inc. (“WW”, the “Company” or “our”), I am writing to urge you to VOTE FOR the election of each of the six director nominees named in Proposal 1 and VOTE FOR Proposal 3 – the advisory vote to approve the compensation of the Company’s named executive officers (also known as the “Say-on-Pay Proposal”) – at the Company’s 2026 Annual Meeting of Shareholders (the “Annual Meeting”), which will be held on Friday, June 12, 2026, at 10:00 a.m. Eastern Time. Your vote matters—we encourage you to vote your shares in advance of the Annual Meeting.

As you may be aware, Institutional Shareholder Services (“ISS”) and Glass Lewis & Co. (“Glass Lewis”) each recently issued its voting recommendations for the Annual Meeting. While we are pleased that Glass Lewis rightly recommends that shareholders vote FOR the election of all director nominees, including Eugene I. Davis and J. Carney Hawks, we respectfully but firmly disagree with ISS’s recommendation that shareholders vote against Mr. Davis and Mr. Hawks due to their service on the Board’s Compensation and Benefits Committee (the “Compensation Committee”) and with both firms’ recommendations with respect to the Say-on-Pay Proposal.

We believe these recommendations do not reflect a fair assessment of the circumstances of Mr. Davis’s and Mr. Hawks’s service on the Compensation Committee and inappropriately penalize Mr. Davis and Mr. Hawks for compensation decisions made prior to the commencement of their service, which they had no power or authority to modify. Moreover, the recommendations do not appropriately recognize the significant progress that has been made since the Board was reconstituted following the Company’s emergence from bankruptcy in June 2025:

•

Neither Mr. Davis nor Mr. Hawks had any role in the executive compensation decisions that were the subject of the prior years’ Say-on-Pay votes. As part of our successful emergence from our Chapter 11 bankruptcy proceedings, the creditors at the time, some of whom are our current shareholders, selected Mr. Davis and Mr. Hawks as directors and both were appointed to the newly-constituted Compensation Committee with the support of those shareholders. Mr. Davis and Mr. Hawks were selected in recognition of their extensive experience in serving on the boards of companies emerging from corporate restructurings and knowledge of corporate governance and executive compensation practices. Mr. Davis and Mr. Hawks did not participate in any compensation decisions made prior to June 2025, including, for example, the executive retention bonuses that the prior Board and Compensation Committee approved in February 2025. Those compensation arrangements were already in place when Mr. Davis and Mr. Hawks joined the Board, and neither they, nor the newly-constituted Compensation Committee, had the power or authority to modify those arrangements. We believe it is inappropriate to hold directors accountable for decisions made before they joined the Board. We note that Glass Lewis evidently reached the same conclusion when it recommended that shareholders vote FOR both nominees, clearly recognizing that it would be unreasonable to penalize Mr. Davis and Mr. Hawks for decisions made prior to the commencement of their service.

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Following the Company’s emergence from bankruptcy in June 2025, the newly-constituted Compensation Committee undertook a comprehensive review and recalibration of our executive compensation program to align executive compensation with the interests of our shareholders. Since their appointment to the Compensation Committee in June 2025, Mr. Davis and Mr. Hawks, with the support of the Committee’s independent compensation consultant, have overseen a thorough and extensive evaluation of the Company’s executive compensation program. As part of this process, the Compensation Committee approved a special, post-emergence, long-term incentive program which predominantly consisted of the grant of performance-based equity and cash awards to executive officers. These awards were specifically designed to align with the Company’s strategic plan to create shareholder value, thereby aligning executive officer compensation with the interests of the Company’s shareholders. The awards will only vest upon the achievement of ambitious stock price targets. In addition, the Company’s redesigned executive compensation program—which took effect in fiscal year 2026—was developed to further align executive pay with performance, reflect evolving best practices, and address concerns raised by certain post-emergence shareholders and proxy advisors in prior years. The result of this multi-month effort to align our executive compensation with the interests of our shareholders is a refreshed compensation framework that is intended to more closely align executive pay with long-term performance and shareholder returns and further enhance our compensation governance practices.

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Mr. Davis and Mr. Hawks continue to provide stability, expertise and valuable leadership during an important transitional period. Both Mr. Davis and Mr. Hawks serve on the Board’s previously announced ad-hoc Transition Committee, through which they are helping to oversee the Interim Office of the Chief Executive and are leading a comprehensive search for a permanent Chief Executive Officer of the Company with the experience, vision, and capabilities necessary to guide the Company into its next phase of growth. At a time when continuity of leadership is paramount, the Board believes that a vote against Mr. Davis and Mr. Hawks would undermine the very stability that WW’s shareholders, employees, and members deserve.

•

WW has emerged from an extraordinary period of change. The compensation decisions that are the subject of the Say-on-Pay Proposal were made during an extraordinarily challenging period in WW’s history—a period marked by the Company’s restructuring, its emergence from bankruptcy, and significant changes in both executive and Board leadership. A new leadership team and a reconstituted Board are now charting a new path forward. And we have worked diligently to implement an executive compensation program with a focus on pay for performance that is specific to WW in order to drive shareholder value forward post-bankruptcy.

For these reasons, the Board unanimously recommends that you vote FOR the election of each of the director nominees named in Proposal 1 and FOR Proposal 3.

On behalf of your Board of Directors, we thank you for your continued investment in WW International, and we thank you for continuing to entrust the Board and our leadership team as we work together to deliver continued purpose-driven growth and innovation.

Sincerely,

/s/ Nikolaj Sjoqvist

Nikolaj Sjoqvist

Chair, Nominating and Corporate Governance Committee